EXHIBIT 99.1

First Niagara Reports First Quarter 2012 Operating Net Income per Share of $0.19

First Quarter Highlights:

  9th Consecutive Quarter of Double-Digit Commercial Loan Growth
  Checking Account Customer Acquisition up 11% over Linked Quarter
  Strong Capital Markets Activity Leads Noninterest Income Increase
  HSBC Branch Acquisition Integration Well Advanced
  GAAP EPS of $0.16 Including Merger-Related and Restructuring Charges

BUFFALO, N.Y., April 19, 2012 (GLOBE NEWSWIRE) -- First Niagara Financial Group, Inc. (Nasdaq:FNFG) today announced first quarter 2012 results reflecting continuing and profitable organic growth driven by strong core customer fundamentals. Net income and earnings per share were muted by the carrying cost of the financing required to complete the company's pending acquisition of the HSBC branches, which is on-track for a successful completion and conversion the weekend of May 18th.

"Our results again reflect the benefits of our continuing focus on deepening and expanding customer relationships across the footprint," said John R. Koelmel, First Niagara President and Chief Executive Officer. "Our relationship-based banking model again enabled us to increase both our share of market and wallet and further strengthen valuable customer relationships everywhere we do business. The outcomes are all the more notable as our team also prepares to put First Niagara's successful model to work on an even greater scale when we complete and convert the HSBC branch transaction in less than 30 days."

First Quarter Results

In the first quarter of 2012, First Niagara posted non-GAAP operating net income available to common shareholders of $64.9 million, or $0.19 per diluted share, compared to $0.24 per share in the fourth quarter of 2011. Excluding the impact of the carrying cost of the funding needed to complete the company's pending acquisition of HSBC branches, the results were comparable to $0.24 per share reported in the fourth quarter of 2011.

Total revenues of $312.3 million increased 2% over the fourth quarter of 2011, driven by a 10% increase in noninterest income. Net interest income was essentially flat to the linked quarter, as continuing balance sheet growth mitigated the impact of further net interest margin compression. Average commercial loans increased $353 million for the quarter, up 14% annualized over the prior quarter, and the pace of checking account openings increased 11% over the fourth quarter of last year. Continued improvement in noninterest income was again driven by strong capital markets and mortgage banking results.

Net interest margin was 3.34%, a 14 basis point decline from the prior quarter. Margin compression continues to be driven by the downward re-pricing of assets as well as accelerated prepayments and premium amortization on mortgage-backed securities. Those impacts were partially mitigated by the benefit of a 14 basis point decline in the cost of interest-bearing deposits.

The provision for credit losses was $20.0 million for the quarter. Net charge-offs equaled 34 basis points of average originated loans, consistent with the 32 basis points recorded in 2011.The increase of $6.6 million from the linked fourth quarter includes $4.4 million attributable to the Harleysville National portfolio acquired in 2010.

On a reported GAAP basis, first quarter 2012 net income available to common shareholders was $54.8 million, or $0.16 per diluted share, compared to $58.5 million, or $0.19 per diluted share, in the fourth quarter of 2011. Reported GAAP net income and EPS during the first quarter this year and the prior quarter reflect merger integration expenses and restructuring costs.

Operating Results (Non-GAAP)	Q1 2012	Q4 2011	Q1 2011
Net interest income	$ 242.4	$ 242.5	$ 172.9
Provision for credit losses	20.0	13.4	12.9
Noninterest income	69.9	63.7	52.1
Noninterest expense	184.5	182.5	137.9
Operating net income before non-operating items	70.1	72.1	49.8
Preferred stock dividend	5.1	--	--
Operating net income available to common shareholders	64.9	72.1	49.8
Weighted average diluted shares outstanding	349.1	304.3	206.6
Operating earnings per diluted share	$ 0.19	$ 0.24	$ 0.24

Reported Results (GAAP)
Operating net income before non-operating items	$ 70.1	$ 72.1	$ 49.8
Non-operating items(a)	10.2	13.6	4.9
Net income	59.9	58.5	44.9
Preferred stock dividend	5.1	--	--
Net income available to common shareholders	54.8	58.5	44.9
Weighted average diluted shares outstanding	349.1	304.3	206.6
Earnings per diluted share	$ 0.16	$ 0.19	$ 0.22

All amounts in millions except earnings per diluted share. The Non-GAAP/Operating Results table above summarizes the company's operating results excluding certain non-operating items. For a detailed reconciliation of non-GAAP measures, refer to the attached tables.

(a) Amounts are shown net of tax and represent expenses related to acquisition, integration and restructuring.

"We continue to win in the markets we serve as evidenced by our ninth consecutive quarter of double-digit commercial loan growth and strong checking account acquisition. However, we are not immune to the effects of the historically low and volatile interest rate environment, which creates challenges for all banks," said Gregory W. Norwood, Chief Financial Officer. "We will continue to run the business for long-term value creation, but are looking every day at ways to better serve our customers by enriching our value proposition to them while managing expenses."

Strong Commercial Loan Growth Continues

Commercial loans averaged $10.2 billion in the first quarter of 2012, an increase of $353 million, or 14% annualized over the prior quarter. Commercial and industrial (C&I) loans averaged $3.9 billion in the first quarter of 2012, increasing by $252 million, or 28% annualized over the prior quarter. Even as demand for credit remained soft nationally and competitive pressures intensified, First Niagara continues to drive commercial loan growth with its customer-relationship value proposition, seasoned commercial lending team and enhanced products.

Total loans and leases averaged $16.6 billion in the first quarter of 2012, increasing by $203 million, or 5% annualized over the prior quarter. Continued strength in C&I loans was partially offset by declines in residential real estate loans driven by elevated prepayments and the company's asset-liability management strategy. Average residential mortgage balances in the first quarter were $3.9 billion, a decline of $140 million, or 14% annualized, from the fourth quarter. Average home equity loans in the first quarter were $2.2 billion, or a 2% annualized decrease from the prior quarter.

Credit Quality

On a consolidated basis, provision for credit losses was $20.0 million for the first quarter compared to $13.4 million in the fourth quarter of 2011. At March 31, 2012, the allowance for loan losses was $126.7 million, an increase from $120.1 million at December 31, 2011. The accompanying table provides the split between the company's originated and loan portfolios acquired since 2009.

	Q1 2012			Q4 2011
$ in millions	Originated	Acquired	FNFG	Originated	Acquired	FNFG
Provision for loan losses	$15.5	$4.4	$19.9	$10.8	$2.3	$13.2
Net charge-offs	8.6	4.7	13.3	5.4	0.4	5.8
NCOs/ Avg Loans	0.34%	0.29%	0.32%	0.22%	0.03%	0.14%
Total loans*	$10,517	$6,460	$16,977	$9,876	$6,802	$16,678

(*) Acquired loans before associated credit discount; see accompanying tables for further information

Credit metrics on originated loans continue to outperform peer averages

The provision for credit losses on originated loans totaled $15.5 million, up from $10.8 million in the prior quarter. As in recent quarters, the loan loss provision exceeded net charge-offs as the company continues to increase its allowance for loan losses consistent with the growth and changing mix of its loan portfolio. Net charge-offs increased to $8.6 million or 34 basis points of average originated loans, compared to 32 basis points in 2011.

At March 31, 2012, the allowance for loan losses on originated loans totaled $125.1 million or 1.19% of such loans, compared to $118.2 million or 1.20% of loans at December 31, 2011.

At the end of the first quarter, nonperforming assets equaled 0.34% of total assets, an increase of five basis points from the fourth quarter of 2011. Nonperforming loans were $114.2 million, representing 1.09% of originated loans at March 31, 2012, and continue to compare favorably to First Niagara's peer group. At December 31, 2011, nonperforming loans equaled 0.91% of originated loans. The sequential increase in nonperforming loans was principally driven by three commercial credits with a net carrying value of $20 million. Excluding these three credits, new nonperforming loan inflows remained consistent with recent quarters.

Acquired loans

The provision for losses on acquired loans totaled $4.4 million, up from $2.3 million in the prior quarter. Net charge-offs on those portfolios totaled $4.7 million and primarily relate to two loans acquired in the Harleysville National transaction.

Strong Checking Account Growth

New checking account openings increased 11% over the prior quarter and 36% over the prior year. Personal checking account balances increased 15% annualized over the prior quarter driven by continued new customer acquisition and balance growth on existing customers.

Average noninterest-bearing deposits decreased $24 million, or 3% annualized, over the prior quarter as the aforementioned growth in personal balances was offset by seasonal decline in small business balances.

Core deposits, excluding money market deposits, increased 2% annualized over the prior quarter. Money market and time deposit balances declined 13% and 32% annualized from the prior quarter, respectively, and were driven by the company's current interest rate and treasury management strategies.

Net Interest Income Remains Flat

Average earning assets increased 21% annualized compared to the prior quarter, reflecting the effects of continued strength in commercial loan growth and investment security purchases in anticipation of proceeds expected from the HSBC branch transaction. Net interest income of $242.4 million was essentially flat to the prior quarter.

Tax equivalent net interest margin in the first quarter of 2012 was 3.34%, or 14 basis points below the prior quarter. That decline was driven by the effects of accelerated prepayments and the refinancing of higher-yielding earning assets given the ongoing low interest rate environment. Those impacts were partially offset by a significant decrease in the cost of interest-bearing deposits, which declined 14 basis points from the prior quarter, to 38 basis points.

Active Customer Engagement Drives 10% Noninterest Income Growth

First quarter 2012 noninterest income of $69.9 million increased $6.2 million, or 10% compared to the prior quarter. The increase from the prior quarter was driven by sustained strength in capital markets, mortgage banking income, wealth management services, and seasonal increase in insurance commissions.

Capital markets income was up 138% from the prior quarter, driven largely by an increased volume of derivative sales transactions and higher syndication fees earned during the quarter. Wealth management services increased 11% from the prior quarter driven by greater activity related to strength in equity markets during the quarter. Mortgage banking income increased to $5.6 million, a 7% increase from the prior quarter driven by strength in gain-on-sale margins.

Noninterest income comprised 22% of first quarter revenues, compared to 21% in the prior quarter, reflecting the benefit of on-going initiatives in First Niagara's commercial and retail banking operations.

Noninterest Expense

First quarter non-GAAP operating noninterest expense was $184.5 million, up $2.0 million from the fourth quarter of 2011. The increase in operating expenses reflects normal first-quarter seasonality in payroll taxes included in salary and benefit expense. This was partially offset by declines in professional services expense from the prior quarter. The non-GAAP operating efficiency ratio was essentially flat at 59.1% in the first quarter of 2012.

On a GAAP basis, noninterest expense for the first quarter was $200.2 million and included $15.7 million in merger and acquisition-related as well as restructuring expenses.

Capital

At March 31, 2012, the company's estimated consolidated Total Risk Based capital and Tier 1 Common Risk Based capital ratios were 16.8% and 12.5%, respectively. First Niagara remains well above current regulatory guidelines for well-capitalized institutions.

About First Niagara

First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank that currently has approximately $36 billion in assets, $19 billion in deposits, more than 330 branches and approximately 5,000 employees providing financial services to individuals, families and businesses across Upstate New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.firstniagara.com.

When First Niagara completes its acquisition of the HSBC branches, expected to occur on May 18, 2012, the regional bank will have an enhanced leadership position in the Northeast, with nearly 430 locations, $30 billion in total deposits, $38 billion in assets and more than 6,000 employees serving consumers, businesses and communities across New York, Pennsylvania, Connecticut and Massachusetts. The transaction will also provide First Niagara with number-one retail market share across Upstate New York, virtually doubling its number of branches in New York State to more than 200, stretching from Buffalo to Albany and down through the Hudson Valley.

Investor Call

A conference call will be held at 10 a.m. Eastern Time on Thursday, April 19, 2012 to discuss the company's financial results. Those wishing to participate in the call may dial toll-free 1-888-603-9606 with the passcode: 7271492. Presentation slides will be used during the earnings conference call and are available under the investor relations tab of our website at www.firstniagara.com. A replay of the call will be available until May 10, 2012 by dialing 1-800-430-5973, passcode: 4956.

Non-GAAP Measures - This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). The Company believes that non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, the company believes the exclusion of these non-operating items enables management to perform a more effective evaluation and comparison of the company's results and to assess performance in relation to the company's ongoing operations. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Where non-GAAP disclosures are used in this news release, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document.

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real estate and business loans and non-performing loans.

First Niagara Financial Group, Inc.
Income Statement Highlights -- Reported Basis
(in thousands, except per share amounts)

	2012	2011				2010
	First	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest income:
Loans and leases	$ 189,385	$ 195,434	$ 192,772	$ 184,341	$ 132,117	$ 133,983
Investment securities and other	101,395	96,472	94,375	93,029	76,767	71,337
Total interest income	290,780	291,906	287,147	277,370	208,884	205,320

Interest expense:
Deposits	14,998	21,521	24,771	21,324	15,621	16,825
Borrowings	33,411	27,872	26,947	25,609	20,395	20,947
Total interest expense	48,409	49,393	51,718	46,933	36,016	37,772

Net interest income	242,371	242,513	235,429	230,437	172,868	167,548
Provision for credit losses	20,000	13,400	14,500	17,307	12,900	13,500
Net interest income after provision	222,371	229,113	220,929	213,130	159,968	154,048

Noninterest income:
Banking services	21,593	22,079	26,384	24,613	19,006	22,230
Insurance commissions	16,833	15,440	16,886	17,044	15,755	13,130
Wealth management services	9,039	8,179	7,933	7,883	6,734	4,940
Mortgage banking	5,649	5,279	5,254	3,386	1,263	6,052
Lending and leasing	3,123	3,103	3,399	2,811	2,112	1,921
Bank owned life insurance	3,387	3,302	2,742	3,055	2,030	1,994
Capital markets income	6,539	2,746	2,687	655	2,261	2,814
Other income	3,745	3,557	3,370	1,448	2,913	1,031
Total noninterest income	69,908	63,685	68,655	60,895	52,074	54,112

Noninterest expense:
Salaries and benefits	96,477	88,796	89,131	90,192	73,776	65,698
Occupancy and equipment	22,017	22,580	20,434	18,952	16,197	16,053
Technology and communications	19,713	18,942	16,634	13,929	12,871	12,877
Marketing and advertising	6,763	7,724	7,554	3,880	2,692	3,383
Professional services	8,895	11,669	9,171	9,138	6,039	7,538
Amortization of intangibles	6,466	6,586	6,896	6,573	5,489	5,447
FDIC premiums	6,133	6,097	10,301	6,267	6,195	5,871
Merger and acquisition integration expenses	12,970	6,149	9,008	76,828	6,176	5,905
Restructuring charges	2,703	13,496	16,326	11,656	1,056	--
Other expense	18,041	20,132	18,416	17,726	14,659	16,562
Total noninterest expense	200,178	202,171	203,871	255,141	145,150	139,334

Income before income taxes	92,101	90,627	85,713	18,884	66,892	68,826
Income taxes	32,236	32,166	28,732	5,334	21,974	22,971
Net income	59,865	58,461	56,981	13,550	44,918	45,855
Preferred stock dividend	5,115	--	--	--	--	--

Net income available to common stockholders	$ 54,750	$ 58,461	$ 56,981	$ 13,550	$ 44,918	$ 45,855

Financial Ratios:
Earnings per basic share	$ 0.16	$ 0.19	$ 0.19	$ 0.05	$ 0.22	$ 0.22
Earnings per diluted share	0.16	0.19	0.19	0.05	0.22	0.22
Weighted average shares outstanding - basic(1)	348,823	304,065	292,211	281,496	206,124	205,901
Weighted average shares outstanding - diluted(1)	349,069	304,341	292,503	282,420	206,644	206,229
Net revenue(2)	$ 312,279	$ 306,198	$ 304,084	$ 291,332	$ 224,942	$ 221,660
Noninterest income as a percentage of net revenue(2)	22.39%	20.80%	22.58%	20.90%	23.15%	24.40%
Pre-tax, pre-provision income(3)	112,101	104,027	100,213	36,191	79,792	82,326
Pre-tax, pre-provision income per diluted share(3)	0.32	0.34	0.34	0.13	0.39	0.40
Pre-tax, pre-provision return on average assets(3)	1.36%	1.30%	1.28%	0.50%	1.53%	1.55%
Net interest margin(4)	3.34%	3.48%	3.48%	3.65%	3.80%	3.65%
Interest yield on average loans(4)	4.62%	4.76%	4.73%	4.93%	5.12%	5.24%
Rate paid on interest-bearing liabilities(4)	0.79%	0.82%	0.87%	0.84%	0.90%	0.93%
Efficiency ratio	64.10%	66.03%	67.04%	87.58%	64.53%	62.90%
Effective tax rate	35.0%	35.5%	33.5%	28.2%	32.8%	33.4%
Return on average assets(5)	0.73%	0.73%	0.73%	0.19%	0.86%	0.87%
Return on average equity(5)	4.96%	5.54%	5.61%	1.42%	6.56%	6.46%
Return on average tangible equity(3)(5)	7.90%	9.75%	10.28%	2.59%	10.94%	10.64%
Return on average common equity	4.88%	5.63%	5.61%	1.42%	6.56%	6.46%
Return on average tangible common equity(3)	8.12%	10.03%	10.28%	2.59%	10.94%	10.64%

(1) Share count excludes unallocated ESOP shares and unvested restricted stock shares. (2) Net revenue is comprised of net interest income and noninterest income.
(3) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(4) Yields and rates calculated on a tax equivalent basis.
(5) Return used to calculate ratio excludes preferred stock dividend.

First Niagara Financial Group, Inc.
Period End Balance Sheet
(in thousands)

	2012	2011				2010
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,

Cash and cash equivalents	$ 370,380	$ 836,555	$ 332,437	$ 318,820	$ 220,997	$ 213,820
Investment securities:
Available for sale	12,248,058	9,348,296	8,349,237	8,219,695	5,424,731	7,289,455
Held to maturity	2,503,156	2,669,630	2,830,744	2,939,933	3,030,320	1,025,724
FHLB and FRB common stock	499,328	358,159	331,747	305,241	166,357	183,800
Loans held for sale	102,513	94,484	79,820	51,141	26,955	37,977
Loans and leases:
Commercial:
Real estate	6,369,098	6,244,381	6,148,988	6,130,301	4,541,739	4,370,857
Business	4,108,363	3,771,649	3,588,733	3,335,330	2,697,274	2,623,079
Total commercial loans	10,477,461	10,016,030	9,737,721	9,465,631	7,239,013	6,993,936
Residential real estate	3,881,003	4,012,267	4,171,374	4,270,811	1,701,544	1,692,198
Home equity	2,149,135	2,165,988	2,177,772	2,160,665	1,507,292	1,524,570
Other consumer	283,320	278,298	278,499	272,118	263,394	272,710
Total loans and leases	16,790,919	16,472,583	16,365,366	16,169,225	10,711,243	10,483,414
Allowance for loan losses	126,746	120,100	112,749	107,028	100,126	95,354
Loans and leases, net	16,664,173	16,352,483	16,252,617	16,062,197	10,611,117	10,388,060
Bank owned life insurance	395,944	392,468	416,449	378,241	232,748	230,718
Premises and equipment	330,590	318,101	303,634	292,778	227,136	217,555
Goodwill and other intangibles	1,796,394	1,803,240	1,812,628	1,829,712	1,108,811	1,114,144
Other assets	607,269	637,199	500,194	491,888	390,673	382,600
Total assets	$ 35,517,805	$ 32,810,615	$ 31,209,507	$ 30,889,646	$ 21,439,845	$ 21,083,853

Deposits:
Savings accounts	$ 2,554,720	$ 2,621,016	$ 2,641,723	$ 2,767,951	$ 1,271,494	$ 1,235,004
Interest-bearing checking	2,431,672	2,259,576	2,028,052	2,028,645	1,726,379	1,705,537
Money market deposits	7,100,646	7,220,902	7,507,189	6,878,214	5,177,242	4,919,014
Noninterest-bearing deposits	3,200,824	3,335,356	3,095,283	2,738,917	2,050,034	1,989,505
Certificates of deposit	3,741,525	3,968,265	4,351,930	4,486,768	3,230,674	3,299,784
Total deposits	19,029,387	19,405,115	19,624,177	18,900,495	13,455,823	13,148,844

Short-term borrowings	6,353,189	2,208,845	1,156,711	1,466,745	970,262	1,788,566
Long-term borrowings	4,688,251	5,918,276	5,928,632	6,134,181	3,933,791	3,104,908
Other liabilities	571,532	480,201	499,312	395,390	304,937	276,465
Total liabilities	30,642,359	28,012,437	27,208,832	26,896,811	18,664,813	18,318,783
Preferred stockholders' equity	338,002	338,002	--	--	--	--
Common stockholders' equity	4,537,444	4,460,176	4,000,675	3,992,835	2,775,032	2,765,070
Total stockholders' equity	4,875,446	4,798,178	4,000,675	3,992,835	2,775,032	2,765,070
Total liabilities and stockholders' equity	$ 35,517,805	$ 32,810,615	$ 31,209,507	$ 30,889,646	$ 21,439,845	$ 21,083,853

Selected balance sheet information:
Total interest-earning assets(1)	$ 31,959,556	$ 29,284,139	$ 27,805,974	$ 27,560,036	$ 19,278,620	$ 18,922,199
Total interest-bearing liabilities	26,870,002	24,196,880	23,614,238	23,762,504	16,309,842	16,052,813
Net interest-earning assets	$ 5,089,554	$ 5,087,259	$ 4,191,736	$ 3,797,532	$ 2,968,778	$ 2,869,386

Tangible equity(2)	$ 3,079,052	$ 2,994,938	$ 2,188,047	$ 2,163,123	$ 1,666,221	$ 1,650,926
Tangible common equity(2)	2,741,050	2,656,936	2,188,047	2,163,123	1,666,221	1,650,926
Unrealized gain on securities, net of tax	152,408	105,276	116,666	102,754	63,893	70,690
Total mortgage loans serviced for others	2,241,708	2,071,445	1,922,592	1,834,004	1,572,925	1,554,083

Total core deposits	$ 15,287,862	$ 15,436,850	$ 15,272,247	$ 14,413,727	$ 10,225,149	$ 9,849,060

Originated loans(3)	$ 10,517,021	$ 9,876,005	$ 9,425,194	$ 8,859,695	$ 8,210,106	$ 7,833,695
Acquired loans(4)	6,459,798	6,801,689	7,195,250	7,576,334	2,616,387	2,772,158
Credit related discount on acquired loans(5)	(185,900)	(205,111)	(255,078)	(266,804)	(115,250)	(122,439)
Total Loans	$ 16,790,919	$ 16,472,583	$ 16,365,366	$ 16,169,225	$ 10,711,243	$ 10,483,414

(1) Includes interest bearing cash and cash equivalents, investment securities at amortized cost, loans held for sale, and total loans and leases.
(2) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(3)Originated loans represent total loans excluding acquired loans.
(4) Represents the carrying value of acquired loans plus the principal not expected to be collected.
(5) Represent principal on acquired loans not expected to be collected.

First Niagara Financial Group, Inc.
Average Balance Sheet and Related Tax Equivalent Yields & Rates
(in millions)

	For the three months ended
	March 31, 2012			December 31, 2011			March 31, 2011			December 31, 2010
	Average	Interest(1)	Yields	Average	Interest(1)	Yields	Average	Interest(1)	Yields	Average	Interest(1)	Yields
	Balances		and	Balances		and	Balances		and	Balances		and
			Rates(1)			Rates(1)			Rates(1)			Rates(1)

Interest-earning assets:
Loans and leases(2)
Commercial:
Real estate	$ 6,300	$ 79	4.98%	$ 6,199	$ 82	5.19%	$ 4,430	$ 62	5.56%	$ 4,301	$ 61	5.69%
Business	3,915	41	4.08	3,663	40	4.24	2,616	29	4.43	2,448	30	4.86
Total commercial loans	10,215	120	4.63	9,862	122	4.84	7,046	91	5.14	6,749	91	5.39
Residential real estate	3,945	42	4.28	4,085	45	4.41	1,739	21	4.96	1,762	23	4.93
Home equity	2,157	24	4.40	2,166	24	4.48	1,508	17	4.52	1,503	17	4.56
Other consumer	278	5	7.34	279	5	7.12	273	4	6.59	269	5	7.27
Total loans and leases	16,595	191	4.62	16,392	196	4.76	10,566	133	5.12	10,283	136	5.24
Mortgage-backed securities	10,254	82	3.19	9,691	81	3.34	7,155	68	3.81	7,307	63	3.39
Other investment securities	2,278	20	3.48	1,574	16	4.17	949	10	3.95	907	8	3.91
Total securities, at cost	12,532	102	3.24	11,265	97	3.45	8,104	78	3.83	8,214	71	3.45
Money market and other investments	673	3	2.28	651	4	2.27	194	2	4.15	204	2	4.73
Total interest-earning assets	29,800	$ 296	3.99%	28,308	$ 297	4.17%	18,864	$ 213	4.58%	18,701	$ 209	4.45%
Goodwill and other intangibles	1,801			1,810			1,112			1,108
Other noninterest-earning assets	1,523			1,578			1,144			1,200
Total assets	$ 33,124			$ 31,696			$ 21,120			$ 21,009

Interest-bearing liabilities:
Deposits
Savings accounts	$ 2,566	$ --	0.03%	$ 2,622	$ 1	0.12%	$ 1,244	$ --	0.10%	$ 1,233	$ 1	0.11%
Interest-bearing checking	2,224	1	0.10	2,101	1	0.12	1,732	1	0.11	1,711	1	0.16
Money market deposits	7,167	5	0.28	7,414	10	0.52	5,013	6	0.48	4,994	6	0.48
Certificates of deposit	3,827	9	0.98	4,162	10	0.99	3,254	9	1.11	3,442	9	1.12
Total interest bearing deposits	15,784	15	0.38%	16,299	22	0.52%	11,243	16	0.56%	11,380	17	0.59%
Borrowings
Short-term borrowings	3,632	6	0.65%	1,899	2	0.49%	1,899	1	0.25%	1,726	10	2.25%
Long-term borrowings	5,334	27	2.07	5,797	26	1.75	3,064	19	2.54	2,905	11	1.53
Total borrowings	8,966	33	1.50	7,696	28	1.44	4,963	20	1.67	4,631	21	1.78
Total interest-bearing liabilities	24,750	$ 48	0.79%	23,995	$ 49	0.82%	16,206	$ 36	0.90%	16,011	$ 38	0.93%
Noninterest-bearing deposits	3,053			3,077			1,837			1,874
Other noninterest-bearing liabilities	471			435			300			306
Total liabilities	28,274			27,507			18,343			18,191
Total stockholders' equity	4,850			4,189			2,777			2,818
Total liabilities and stockholders' equity	$ 33,124			$ 31,696			$ 21,120			$ 21,009

Net interest income (FTE)		$ 248			$ 248			$ 177			$ 171
Taxable Equivalent Adjustment(1)		6			5			4			3

Total core deposits	$ 15,010	$ 6	0.15%	$ 15,214	$ 12	0.29%	$ 9,826	$ 7	0.28%	$ 9,812	$ 8	0.29%
Total deposits	18,837	15	0.32%	19,376	22	0.44%	13,080	15	0.48%	13,254	17	0.50%

Tax equivalent net interest rate spread			3.20%			3.35%			3.68%			3.52%
Tax equivalent net interest rate margin			3.34%			3.48%			3.80%			3.65%

(1) Tax equivalent interest income is calculated based upon a 35% effective tax rate.
(2) Includes nonaccrual loans.

First Niagara Financial Group, Inc.
Allowance for Loans and Lease Losses & Asset Quality
(in thousands)
	2012	2011				2010
	First	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Beginning balance	$ 120,100	$ 112,749	$ 107,028	$ 100,126	$ 95,354	$ 94,532
Net loan (charge-offs) recoveries:
Commercial real estate	$ (5,994)	$ 212	$ (5,580)	$ (2,787)	$ (2,006)	$ (4,765)
Commercial business	(4,143)	(4,665)	(2,123)	(3,439)	(4,391)	(6,082)
Residential real estate	(1,120)	(318)	171	(177)	(662)	(389)
Home equity	(1,161)	(268)	(223)	(829)	(781)	(809)
Other consumer	(836)	(796)	(370)	(305)	(288)	(634)
Total net loan charge-offs	$ (13,254)	$ (5,835)	$ (8,125)	$ (7,537)	$ (8,128)	$ (12,679)
Provision for loan losses	19,900	13,186	13,846	14,439	12,900	13,500
Ending balance	$ 126,746	$ 120,100	$ 112,749	$ 107,028	$ 100,126	$ 95,354

Supplemental information
Allowance to loans	0.75%	0.73%	0.69%	0.66%	0.93%	0.91%
Allowance for originated loans to originated loans(1)	1.19	1.20	1.20	1.21	1.22	1.22
Provision to average loans (annualized)	0.48	0.32	0.34	0.38	0.49	0.53
Provision for originated loans to average originated loans(1) (annualized)	0.61	0.45	0.60	0.64	0.65	0.71

Net charge-offs to average loans (annualized)
Commercial real estate	0.38%	-0.01%	0.36%	0.19%	0.18%	0.44%
Commercial business	0.42%	0.51%	0.25%	0.44%	0.67%	0.99%
Total commercial loans	0.40%	0.18%	0.32%	0.28%	0.36%	0.64%
Residential real estate	0.11%	0.03%	-0.02%	0.02%	0.15%	0.09%
Home equity	0.22%	0.05%	0.04%	0.16%	0.21%	0.22%
Other consumer	1.20%	1.14%	0.53%	0.45%	0.42%	0.94%
Total consumer loans	0.20%	0.08%	0.03%	0.09%	0.20%	0.21%
Total loans	0.32%	0.14%	0.20%	0.20%	0.31%	0.49%

Net charge-offs of originated loans to average originated loans (annualized)(1)
Commercial real estate	0.16%	-0.05%	0.59%	0.26%	0.23%	0.60%
Commercial business	0.54%	0.67%	0.34%	0.54%	0.84%	1.31%
Total commercial loans	0.32%	0.25%	0.49%	0.37%	0.46%	0.86%
Residential real estate	0.27%	0.08%	-0.04%	0.05%	0.18%	0.10%
Home equity	0.40%	0.10%	0.08%	0.34%	0.33%	0.37%
Other consumer	1.25%	1.51%	0.93%	0.82%	0.76%	1.78%
Total consumer loans	0.38%	0.17%	0.06%	0.20%	0.27%	0.29%
Total loans	0.34%	0.22%	0.35%	0.32%	0.40%	0.67%

Nonperforming loans:
Commercial real estate	$ 44,749	$ 43,119	$ 41,295	42,881	37,346	44,065
Commercial business	39,682	20,173	18,839	20,021	24,823	25,819
Residential real estate	22,021	18,668	15,555	14,484	13,433	14,461
Home equity	7,071	6,790	5,428	4,748	4,467	4,605
Other consumer	697	1,048	769	379	299	373
Total nonperforming loans	114,220	89,798	81,886	82,513	80,368	89,323
Real estate owned	7,202	4,482	9,392	12,315	6,955	8,647
Total nonperforming assets	$ 121,422	$ 94,280	$ 91,278	$ 94,828	$ 87,323	$ 97,970

Accruing troubled debt restructurings (TDR)	$ 42,358	$ 43,888	$ 45,282	$ 18,794	$ 27,027	$ 21,607
Acquired loans 90 days past due still accruing(2)	128,831	143,237	143,270	134,869	62,942	58,097
Total classified loans(3)	753,536	748,375	692,961	700,813	564,037	481,074
Total criticized loans(4)	$ 1,044,731	$ 1,144,222	$ 1,268,879	$ 1,253,937	$ 972,148	$ 942,941

Total nonperforming loans to loans	0.68%	0.55%	0.50%	0.51%	0.75%	0.85%
Total nonperforming loans to originated loans(1)	1.09%	0.91%	0.87%	0.93%	0.98%	1.14%
Total nonperforming assets to loans and real estate owned	0.72%	0.57%	0.56%	0.58%	0.81%	0.93%
Total nonperforming assets to assets	0.34%	0.29%	0.29%	0.31%	0.41%	0.46%
Allowance to nonperforming loans	111.0%	133.7%	137.7%	129.7%	124.6%	106.8%
Texas ratio(5)	8.73%	8.55%	10.19%	10.12%	8.51%	8.94%

(1) Originated loans represent total loans excluding acquired loans.
(2) All such loans represent acquired loans that were originally recorded at fair value upon acquisition. These loans are considered to be accruing as we primarily recognize interest income through the accretion of the difference between the carrying value of these loans and their expected cash flows.
(3) Includes consumer loans, which are considered classified when they are 90 days or more past due. Classified loans include substandard, doubtful, and loss, which are consistent with regulatory definitions, and as described in Item 1, "Business", under the heading "Classification of Assets" in our Annual Report on 10-K for the year ended December 31, 2011.
(4) Beginning in the third quarter of 2011, criticized loans include consumer loans when they are 90 days or more past due. Prior to the third quarter of 2011, criticized loans include consumer loans when they are 60 days or more past due. The impact of the change at September 30, 2011 was a reduction of criticized loans by $24 million. Criticized loans include special mention, substandard, doubtful, and loss.
(5) Represents ratio computed using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.

First Niagara Financial Group, Inc.
Key Statistics
(Share counts in thousands)

	2012		2011					2010
	March 31,		December 31,		September 30,	June 30,	March 31,	December 31,

First Niagara Financial Group, Inc capital ratios:
Tier 1 risk based capital	14.65%	(1)	15.60%	(1)	11.90%	12.05%	13.32%	13.54%
Tier 1 common capital(2)	12.46%	(1)	13.23%	(1)	11.29%	11.41%	12.56%	12.76%
Total risk based capital	16.75%	(1)	17.84%	(1)	12.56%	12.69%	14.13%	14.35%
Leverage	9.67%	(1)	9.97%	(1)	7.42%	7.81%	8.21%	8.14%
Equity to assets	13.73%	(1)	14.62%	(1)	12.82%	12.93%	12.94%	13.11%
Tangible common equity to tangible assets(2)	8.13%	(1)	8.57%	(1)	7.44%	7.44%	8.20%	8.27%

First Niagara Bank, N.A capital ratios:
Tier 1 risk based capital	14.68%	(1)	14.66%	(1)	11.51%	11.72%	11.23%	11.06%
Total risk based capital	15.65%	(1)	16.47%	(1)	12.17%	12.37%	12.04%	11.86%
Leverage	9.69%	(1)	9.38%	(1)	7.17%	7.58%	6.92%	6.64%

Number of branches	334		333		332	346	257	257
Full time equivalent employees	4,753		4,827		4,712	4,751	3,825	3,791

Share information and per share metrics:
Common shares outstanding	351,936		351,834		294,898	295,245	209,432	209,112
Treasury shares	14,066		14,168		14,192	13,845	5,674	5,994
Book value per share(3)	$ 13.00		$ 12.79		$ 13.72	$13.68	$13.45	$13.42
Tangible book value per share(2)(3)	7.86		7.62		7.50	7.41	8.08	8.01
Price/Book	75.69%		67.47%		66.69%	96.49%	100.97%	104.17%
Price/Tangible book(2)	125.19%		113.25%		122.00%	178.14%	168.07%	174.53%
Common stock dividends	$ 0.08		$ 0.16		$ 0.16	$ 0.16	$ 0.16	$ 0.15
Preferred stock dividends	0.37		--		--	--	--	--
Dividend payout ratio	50.00%		84.21%		84.21%	N/M	72.73%	68.18%
Dividend yield (annualized)	3.27%		7.36%		6.94%	4.86%	4.78%	4.26%

N/M Not meaningful
(1) Ratios reflect the impact of our capital raise completed in December 2011, the proceeds of which will be used to consummate the pending acquisition of branches from HSBC Bank-USA, National Association in 2012.
(2) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(3) Share count excludes unallocated ESOP shares and unvested restricted stock shares.

First Niagara Financial Group, Inc.
Appendix A - Non-GAAP Reconciliation
(in thousands, except per share amounts)

	2012	2011				2010
	First	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Reconciliation of noninterest expense on operating basis to reported noninterest expense(1):
Total noninterest expense on operating basis (Non-GAAP)	$ 184,505	$ 182,526	$ 178,537	$ 166,657	$ 137,918	$ 133,429
Salaries and benefits	--	--	--	--	--	--
Merger and acquisition integration expenses	12,970	6,149	9,008	76,828	6,176	5,905
Restructuring charges	2,703	13,496	16,326	11,656	1,056	--
Total reported noninterest expense (GAAP)	$ 200,178	$ 202,171	$ 203,871	$ 255,141	$ 145,150	$ 139,334

Reconciliation of net operating income to net income(1):
Net operating income (Non-GAAP)	$ 70,053	$ 72,057	$ 73,645	$ 71,242	$ 49,774	$ 49,664
Nonoperating expenses, net of tax:
Salaries and benefits	--	--	--	--	--	--
Merger and acquisition integration expenses	8,431	4,256	5,925	50,092	4,147	3,809
Restructuring charges	1,757	9,340	10,739	7,600	709	--
Total nonoperating expenses, net of tax	10,188	13,596	16,664	57,692	4,856	3,809
Net income (GAAP)	$ 59,865	$ 58,461	$ 56,981	$ 13,550	$ 44,918	$ 45,855

Reconciliation of net operating income available to common stockholders to net income available to common stockholders(1):
Net operating income available to common stockholders (Non-GAAP)	$ 64,938	$ 72,057	$ 73,645	$ 71,242	$ 49,774	$ 49,664
Nonoperating expenses, net of tax:
Salaries and benefits	--	--	--	--	--	--
Merger and acquisition integration expenses	8,431	4,256	5,925	50,092	4,147	3,809
Restructuring charges	1,757	9,340	10,739	7,600	709	--
Total nonoperating expenses, net of tax	10,188	13,596	16,664	57,692	4,856	3,809
Net income available to common stockholders (GAAP)	$ 54,750	$ 58,461	$ 56,981	$ 13,550	$ 44,918	$ 45,855

Computation of pre-tax, pre-provision income:
Net interest income	$ 242,371	$ 242,513	$ 235,429	$ 230,437	$ 172,868	$ 167,548
Noninterest income	69,908	63,685	68,655	60,895	52,074	54,112
Noninterest expense	(200,178)	(202,171)	(203,871)	(255,141)	(145,150)	(139,334)
Pre-tax, pre-provision income (GAAP)	112,101	104,027	100,213	36,191	79,792	82,326
Add back: non-operating noninterest expenses (1)	15,673	19,645	25,334	88,484	7,232	5,905
Pre-tax, pre-provision income (Non-GAAP)(1)	$ 127,774	$ 123,672	$ 125,547	$ 124,675	$ 87,024	$ 88,231

Financial ratios computed on an operating basis(1):
Earnings per basic share	$ 0.19	$ 0.24	$ 0.25	$ 0.25	$ 0.24	$ 0.24
Earnings per diluted share	0.19	0.24	0.25	0.25	0.24	0.24
Weighted average shares outstanding - basic(2)	348,823	304,065	292,211	281,496	206,124	205,901
Weighted average shares outstanding - diluted(2)	349,069	304,341	292,503	282,420	206,644	206,229
Pre-tax, pre-provision income	127,774	123,672	125,547	124,675	87,024	88,231
Pre-tax, pre-provision income per diluted share	0.37	0.41	0.43	0.44	0.42	0.43
Pre-tax, pre-provision return on average assets	1.55%	1.55%	1.61%	1.72%	1.67%	1.67%
Net interest margin(3)	3.34%	3.48%	3.48%	3.65%	3.80%	3.65%
Interest yield on average loans(3)	4.62%	4.76%	4.73%	4.93%	5.12%	5.24%
Rate paid on interest-bearing liabilities(3)	0.79%	0.82%	0.87%	0.84%	0.90%	0.93%
Efficiency ratio	59.08%	59.61%	58.71%	57.21%	61.30%	60.20%
Effective tax rate	35.0%	34.7%	33.7%	33.6%	32.9%	33.5%
Noninterest income as a percentage of net revenue(4)	22.39%	20.80%	22.58%	20.90%	23.10%	24.41%
Return on average assets	0.85%	0.90%	0.94%	0.98%	0.96%	0.94%
Return on average equity	5.81%	6.82%	7.25%	7.44%	7.27%	6.99%
Return on average tangible equity(5)	9.24%	12.02%	13.28%	13.61%	12.12%	11.52%
Return on average common equity	5.79%	6.93%	7.25%	7.44%	7.27%	6.99%
Return on average tangible common equity(6)	9.63%	12.36%	13.28%	13.61%	12.12%	11.52%

(1) Noninterest expense on an operating basis, net operating income, and pre-tax, pre-provision income on an operating basis are non-GAAP measures that we believe provide meaningful comparisons of our underlying operational performance and facilitates investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, we believe exclusion of these nonoperating items enables management to perform a more effective evaluation and comparison of our results and to assess performance in relation to our ongoing operations.
(2) Share count excludes unallocated ESOP shares and unvested restricted stock shares.
(3) Yields and rates calculated on a tax equivalent basis.
(4) Net revenue is comprised of net interest income and noninterest income.
(5) Tangible equity is a non-GAAP measure and excludes goodwill and other intangibles.
(6) Tangible common equity is a non-GAAP measure and excludes goodwill and other intangibles as well as preferred stock.

First Niagara Financial Group, Inc.
Appendix A - Non-GAAP Reconciliation (Cont.)
(in thousands, except per share amounts)

	2012	2011				2010
	First	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Computation of Ending Tangible Assets:
Total assets	$ 35,517,805	$ 32,810,615	$ 31,209,507	$ 30,889,646	$ 21,439,845	$ 21,083,853
Less: Goodwill and other intangibles	(1,796,394)	(1,803,240)	(1,812,628)	(1,829,712)	(1,108,811)	(1,114,144)
Tangible assets	$ 33,721,411	$ 31,007,375	$ 29,396,879	$ 29,059,934	$ 20,331,034	$ 19,969,709

Computation of Ending Tangible Equity:
Total stockholders' equity	$ 4,875,446	$ 4,798,178	$ 4,000,675	$ 3,992,835	$ 2,775,032	$ 2,765,070
Less: Goodwill and other intangibles	(1,796,394)	(1,803,240)	(1,812,628)	(1,829,712)	(1,108,811)	(1,114,144)
Tangible equity	$ 3,079,052	$ 2,994,938	$ 2,188,047	$ 2,163,123	$ 1,666,221	$ 1,650,926

Computation of Ending Tangible Common Equity:
Total stockholders' equity	$ 4,875,446	$ 4,798,178	$ 4,000,675	$ 3,992,835	$ 2,775,032	$ 2,765,070
Less: Goodwill and other intangibles	(1,796,394)	(1,803,240)	(1,812,628)	(1,829,712)	(1,108,811)	(1,114,144)
Less: Preferred stockholders' equity	(338,002)	(338,002)	--	--	--	--
Tangible common equity	$ 2,741,050	$ 2,656,936	$ 2,188,047	$ 2,163,123	$ 1,666,221	$ 1,650,926

Computation of Average Tangible Equity:
Total stockholders' equity	$ 4,850,276	$ 4,188,800	$ 4,027,572	$ 3,839,101	$ 2,777,266	$ 2,818,265
Less: Goodwill and other intangibles	(1,800,613)	(1,809,690)	(1,827,820)	(1,738,948)	(1,112,329)	(1,107,958)
Tangible equity	$ 3,049,663	$ 2,379,110	$ 2,199,752	$ 2,100,153	$ 1,664,937	$ 1,710,307

Computation of Average Tangible Common Equity:
Total stockholders' equity	$ 4,850,276	$ 4,188,800	$ 4,027,572	$ 3,839,101	$ 2,777,266	$ 2,818,265
Less: Goodwill and other intangibles	(1,800,613)	(1,809,690)	(1,827,820)	(1,738,948)	(1,112,329)	(1,107,958)
Less: Preferred stockholders' equity	(338,002)	(66,226)	--	--	--	--
Tangible common equity	$ 2,711,661	$ 2,312,884	$ 2,199,752	$ 2,100,153	$ 1,664,937	$ 1,710,307

Computation of Texas Ratio:
Nonperforming Assets	$ 121,422	$ 94,280	$ 91,278	$ 94,828	$ 87,323	$ 97,970
Acquired loans 90 days past due still accruing(1)	128,831	143,237	143,270	134,869	62,942	58,097
Sum of nonperforming assets and acquired loans 90 days past due still accruing	$ 250,253	$ 237,517	$ 234,548	$ 229,697	$ 150,265	$ 156,067

Tangible common equity	$ 2,741,050	$ 2,656,936	$ 2,188,047	$ 2,163,123	$ 1,666,221	$ 1,650,926
Allowance for loan loss	126,746	120,100	112,749	107,028	100,126	95,354
Sum of tangible common equity and allowance for loan loss	$ 2,867,796	$ 2,777,036	$ 2,300,796	$ 2,270,151	$ 1,766,347	$ 1,746,280

Sum of nonperforming assets and acquired loans 90 days past due still accruing/Sum of tangible common equity and allowance for loan loss	8.73%	8.55%	10.19%	10.12%	8.51%	8.94%

Computation of Tier 1 Common Capital:
Tier 1 capital	$ 3,009,727	$ 2,962,031	$ 2,151,953	$ 2,118,085	$ 1,632,307	$ 1,601,892
Less: Qualifying restricted core capital elements	(111,453)	(111,284)	(111,112)	(110,920)	(92,944)	(92,899)
Less: Perpetual non-cumulative preferred stock	(338,002)	(338,002)	--	--	--	--
Tier 1 common capital (Non-GAAP)	$ 2,560,272	$ 2,512,745	$ 2,040,841	$ 2,007,165	$ 1,539,363	$ 1,508,993

(1) All such loans represent acquired loans that were originally recorded at fair value upon acquisition. These loans are considered to be accruing as we primarily recognize interest income through the accretion of the difference between the carrying value of these loans and their expected cash flows.
CONTACT:  Investors:
          Ram Shankar
          Senior Vice President, Investor Relations
          (716) 270-8623
          ram.shankar@fnfg.com

          News Media:
          David Lanzillo
          Senior Vice President, Corporate Communications
          (716) 819-5780
          david.lanzillo@fnfg.com